Exhibit 99.1

BioTime and Romulus Agree to Accelerate Closing Date for Second Tranche of $5 Million Financing

A total of $17.6 million in new capital raised by BioTime and its subsidiaries since October 2012

ALAMEDA, Calif.--(BUSINESS WIRE)--March 7, 2013--BioTime, Inc. (NYSE MKT: BTX) today announced it has amended its $5 million Stock and Warrant Purchase Agreement with Romulus Films, Ltd., originally signed on January 4, 2013. Through the amendment, BioTime and Romulus have agreed to accelerate the closing date for the $3 million second tranche of the $5 million financing. The first $2 million tranche under the agreement was funded in January 2013. The second tranche was originally intended to close later this year concurrent with the closing of the acquisition of certain stem cell assets by BioTime’s subsidiary BioTime Acquisition Corporation (BAC) pursuant to an Asset Contribution Agreement among BioTime, BAC, and Geron Corporation. Under the amendment, the remaining $3 million investment in BioTime will be funded on April 10, 2013. Romulus has also committed to invest $5 million in BAC in conjunction with the consummation of the stem cell asset acquisition, which is expected to occur later this year.

BioTime plans to use the proceeds from this financing to fund its planned $5 million cash investment in BAC. BioTime will advance funds to BAC to finance BAC’s continued progress in preparation for the completion of the stem cell asset acquisition transaction. Since Romulus and BioTime signed their agreement in January, a 24,000 sq. ft. research facility has been leased for use by BAC, and BAC has acquired equipment for its research facility, recruited experienced senior research and product development management personnel, and worked to establish relationships with academic institutions and potential commercial development partners.

BioTime has raised gross proceeds of approximately $14.6 million since October 2012, including the $2 million first tranche of the equity financing from Romulus, and approximately $12.6 million from the sale of approximately 2.9 million common shares at a weighted average price of $4.34 per share in the open market. The 2.9 million shares were sold through BioTime’s $25 million Controlled Equity Offering facility with Cantor Fitzgerald & Co., as sales agent, and through the sale of BioTime shares held by its majority owned subsidiaries, LifeMap Sciences, Inc. and Cell Cure Neurosciences Ltd.

“These funds, plus the commitment from Romulus Films to invest $5 million in BAC upon closing the stem cell asset acquisition transaction, will significantly strengthen our balance sheet and our ability to execute on our operating plan over the coming year, including financing the initiation of planned clinical trials of Renevia™ and PanC-Dx™,” said Peter Garcia, BioTime’s Chief Financial Officer.

Jonathan Woolf, Director of Romulus Films, a United Kingdom based investment company, said, “As a significant and long-term investor in Geron Corporation, we are very pleased to be supporting BioTime and BAC in the acquisition of Geron’s embryonic stem cell assets. We believe these assets, which had shown early success and were considered to be world-leading prior to discontinuation by Geron in late 2011, may have the potential to revolutionize medicine and provide untold benefits to patients in the future in many significant and unmet areas of disease prevention and cure. We are pleased with BAC’s progress announced today, as well as the progress that BioTime and its subsidiaries have announced in recent months with their product development programs. To support these developments, we have agreed to accelerate part of our investment in BioTime. We believe that after the stem cell asset acquisition transaction is completed, BAC and the BioTime family of companies will hold the largest concentration of stem cell and regenerative medicine assets and experience in the world.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. BioTime Acquisition Corporation is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents, and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be obtained at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “may” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com